                                                                      EXHIBIT 15

The Board of Directors
First American Corporation

With respect to this Registration Statement on Form S-4, we acknowledge our awareness of the use therein of our reports dated April 20, 1995 and July 20, 1995 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

                                          Very truly yours,

                                          /s/  KPMG Peat Marwick LLP

Nashville, Tennessee
August 14, 1995